UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2022

SPIRE GLOBAL, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39493	85-1276957
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8000 Towers Crescent Drive Suite 1100
Vienna, Virginia		22182
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (202) 301-5127

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value of $0.0001 per share	SPIR	The New York Stock Exchange
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	SPIR.WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 13, 2022, Spire Global, Inc. (the “Company”), as borrower, and Spire Global Subsidiary, Inc. and Austin Satellite Design, LLC, as guarantors, entered into a Financing Agreement (the “Financing Agreement”) with Blue Torch Finance LLC, a Delaware limited liability company (“Blue Torch”), as administrative agent and collateral agent, and certain lenders (the “Lenders”). The Financing Agreement provides for, among other things, a term loan facility in an aggregate principal amount of up to $120.0 million (the “Credit Facility”). The proceeds of the term loan may be used for general corporate purposes and to refinance the Company’s existing $70.0 million credit facility with FP Credit Partners, L.P.

The Credit Facility is scheduled to mature on June 13, 2026, upon which the Company must repay the outstanding principal amount of any outstanding loans thereunder, together with all accrued but unpaid interest, fees and other obligations owing under the Credit Facility. Subject to certain exceptions, prepayments of the Credit Facility will be subject to early termination fees in an amount equal to 3.0% of the principal prepaid if prepayment occurs on or prior to the first anniversary of the closing date, 2.0% of principal prepaid if prepayment occurs after the first anniversary of the closing date but on or prior to the second anniversary of the closing date and 1.0% of principal prepaid if prepayment occurs after the second anniversary of the closing date but on or prior to the third anniversary of the closing date, plus if prepayment occurs on or prior to the first anniversary of the closing date, a make-whole amount equal to the amount of interest that would have otherwise been payable through the maturity date of the Credit Facility.

The $120.0 million term loan was available and drawn at closing, of which $19.7 million was placed in an escrow account by Blue Torch with such amount to be released upon the Company achieving $96.0 million in annualized recurring revenue and a total annualized recurring revenue leverage ratio of not greater than 1.25 to 1.00. The term loan accrues interest at a floating rate, to be based, at the Company's election, on either a base rate or a 3-month Term SOFR rate (subject to a 1.0% floor), plus an interest rate margin of 7.0% for base rate borrowings and 8.0% for 3-month Term SOFR borrowings. Principal on the term loan is only payable at maturity and interest on the term loan is due and payable monthly for base rate borrowings and quarterly for Term SOFR borrowings. The Company is also required to pay other customary fees and costs in connection with the Credit Facility, including a commitment fee in an amount equal to $2.4 million on the closing date, a $250,000 agency fee annually and an exit fee in an amount equal to $1.8 million upon termination of the Financing Agreement.

The Company’s obligations under the Financing Agreement are or will be guaranteed by certain of its domestic and foreign subsidiaries meeting materiality thresholds set forth in the Financing Agreement. Such obligations, including the guarantees, are secured by substantially all of the personal property of the Company and the Company’s subsidiary guarantors, including pursuant to a Security Agreement entered into on June 13, 2026 among the Company, Spire Global Subsidiary, Inc., Austin Satellite Design, LLC and Blue Torch (the “Security Agreement”). As of the closing date, such subsidiary guarantors are Spire Global Subsidiary, Inc., Austin Satellite Design, LLC, Spire Global Canada Subsidiary Corp. and exactEarth Ltd.

The Financing Agreement contains customary affirmative covenants and customary negative covenants limiting the Company’s ability and the ability of the Company’s subsidiaries, to, among other things, dispose of assets, undergo a change in control, merge or consolidate, make acquisitions, incur debt, incur liens, pay dividends, repurchase stock and make investments, in each case subject to certain exceptions. The Company must also comply with a maximum debt to annualized recurring revenue leverage ratio financial covenant tested monthly during the first two years of the Financing Agreement, a maximum debt to EBITDA leverage ratio financial covenant tested monthly during the third and fourth years of the Financing Agreement and a minimum liquidity financial covenant tested at all times.

The Financing Agreement also contains customary events of default that include, among other things, certain payment defaults, cross defaults to other indebtedness, inaccuracy of representations and warranties, covenant defaults, change of control defaults, judgment defaults, and bankruptcy and insolvency defaults. If an event of default exists, the Blue Torch as agent on behalf of the lenders may require immediate payment of all obligations under the Financing Agreement and may exercise certain other rights and remedies provided for under the Financing Agreement, the other loan documents and applicable law. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the Financing Agreement at a per annum rate equal to 2.00% above the applicable interest rate.

On June 13, 2022, in connection with the Financing Agreement, the Company granted warrants to affiliates of the Lenders to purchase fully paid and non-assessable shares of common stock (the “Blue Torch Warrants”), which are exercisable for an aggregate of 3,496,205 shares of the Company’s common stock with a per share exercise price of $2.01.

In addition, on June 13, 2022, in connection with the closing of the Financing, the Company paid Urgent Capital LLC, a Delaware limited liability company (“Urgent Capital”) a fee for introducing the Company to the Lender (“GPO Fee”), for the purpose of loan financing, in the amount equal to $600,000 in cash and a warrant to purchase fully paid and non-assessable shares of common stock (the “GPO Warrant” and, collectively with the Blue Torch Warrant, the “Warrants”), which are exercisable for an aggregate of 198,675 shares of the Company’s common stock with a per share exercise price of $2.01.

The Warrants may be exercised on a cashless basis. The Warrants are exercisable for a term beginning on the date of issuance and ending on the earlier to occur of ten years from the date of issuance or the consummation of certain acquisitions of the Company as set forth in the Warrants. The number of shares for which the Warrants are exercisable and the associated exercise price are subject to certain proportional adjustments as set forth in the Warrants.

The foregoing is only a summary of the material terms of the Financing Agreement, the Security Agreement and Warrants and does not purport to be complete and is qualified in its entirety by reference to the full text of the Financing Agreement (a copy of which is filed as Exhibit 10.1 attached hereto), the Security Agreement (a copy of which is filed as Exhibit 10.2 attached hereto), Form of Blue Torch Warrant (a copy of which is filed as Exhibit 4.1 hereto) and Form of GPO Warrant (a copy of which is filed as Exhibit 4.2 hereto).

Item 1.02 Termination of a Material Definitive Agreement.

The Company repaid in full all obligations and all amounts borrowed, and all obligations have terminated, under the Loan and Security Agreement, dated as of April 15, 2021, by and between the Company, certain subsidiaries of the Company as guarantors, the lenders party thereto and FP Credit Partners, L.P., as agent (as previously amended, “the Existing Credit Agreement”). The $70.0 million credit facility under the Existing Credit Agreement was replaced by the Financing Agreement and outstanding principal and interest under the Existing Credit Agreement in an aggregate amount equal to approximately $72.8 million was repaid with proceeds of the term loan under the Credit Facility. The Company incurred no early termination penalties in connection with the termination of the Existing Credit Agreement. The description of the Existing Credit Agreement contained in its Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission by the Company on March 30, 2022 is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above and referenced under Item 1.01 that relates to the Financing Agreement is hereby incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth above and referenced under this Item 1.01 that relates to the issuance of the Warrants is hereby incorporated by reference into this Item 3.02.

The issuance of the Warrants was made in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, on the basis that the issuance was to a limited number of persons who are “accredited investors” as the term is defined in Rule 501 of Regulation D promulgated by the SEC, without the use of any general solicitation or advertising to market or otherwise offer the securities for sale.

Item 7.01 Regulation FD Disclosure.

On June 14, 2022, the Company issued a press release announcing the entry into the Financing Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference. The information in Item 7.01 of this Current Report on Form 8-K and the Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibits	Description
4.1	Form of Blue Torch Warrant to Purchase Common Stock of Spire Global, Inc., dated as of June 13, 2022.
4.2	Form of GPO Warrant to Purchase Common Stock of Spire Global, Inc., dated as of June 13, 2022.
10.1	Financing Agreement dated as of June 13, 2022, among Spire Global, Inc., Spire Global Subsidiary, Inc., Austin Satellite Design, LLC, Blue Torch Finance LLC and the lenders party thereto.
10.2	Security Agreement dated as of June 13, 2022, among Spire Global, Inc., Spire Global Subsidiary, Inc., Austin Satellite Design, LLC and Blue Torch Finance LLC.
99.1	Press Release of Spire Global, Inc. dated June 14, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SPIRE GLOBAL, INC.

Date:	June 14, 2022	By:	/s/ Peter Platzer
		Name: Title:	Peter Platzer Chief Executive Officer